Exhibit 99.1

Luna Innovations Reports Strong First-Quarter 2020 Results
Maintains 2020 Outlook

Highlights

•	Total revenues of $17.1 million for the three months ended March 31, 2020, up 16% compared to the three months ended March 31, 2019

•	Products and licensing revenues of $10.3 million for the three months ended March 31, 2020, up 26% compared to the three months ended March 31, 2019

•	Operating income of $0.4 million for the three months ended March 31, 2020 versus operating loss of $(0.9) million for the three months ended March 31, 2019

•
Net income from continuing operations of $0.3 million, or $0.01 per fully diluted share, for the three months ended March 31, 2020, compared to $1.1 million, or $0.03 per fully diluted share, for the three months ended March 31, 2019

•	Adjusted EBITDA improved to $1.6 million for the three months ended March 31, 2020, compared to $1.0 million for the three months ended March 31, 2019

•	Company maintains 2020 outlook, anticipates lower end of range

(ROANOKE, VA, May 7, 2020) - Luna Innovations Incorporated (NASDAQ: LUNA), a global leader in advanced optical technology, today announced its financial results for the three months ended March 31, 2020.

“Luna’s first-quarter was a strong start to our year,” said Scott Graeff, President and Chief Executive Officer of Luna. “As the effects of the COVID-19 pandemic began spreading more broadly and as a designated essential business, we took swift and decisive action in mid-March. We mobilized the Luna teams to enable us to face the crisis in the most effective way, in order to ensure that we protected our employees, while safeguarding and driving the long-term potential of our businesses.”

Graeff continued, “Our top priority is the health and safety of our employees and the communities in which we operate. In its 30-year lifespan, Luna has encountered many challenges. We believe that we have the financial and operational strength to see us through, recognizing the uncertainty around the duration of COVID-19's impact on the economy. Based upon what we know today, from a bottoms-up analysis across our businesses, we are currently maintaining the 2020 outlook range we provided on March 5, although trending towards the lower end of that range. We have experienced management leaders, a resilient team of employees, close and collaborative relationships with our customers and suppliers, and a strong balance sheet. We remain laser-focused on our long-term potential and on our foundational purpose, which is to enhance the safety, security and connectivity of people by leveraging our expertise in fiber optic-based technology and the information it provides. Our core priorities have not changed, and we continue to serve our customers with excellence, and produce outstanding and innovative fiber optic-based products."
First-Quarter Fiscal 2020 Financial Summary
Financial results for the three months ended March 31, 2020 marked the 10th consecutive quarter of year-on-year revenue and Adjusted EBITDA growth. The first-quarter 2020 results include a full quarter of the business of General Photonics Corporation ("GP"), acquired in March 2019, compared to one month for the three months ended March 31, 2019.

Highlights of the financial results for the first-quarter of 2020 are:

	Three Months Ended March 31,
(in thousands, except share and per share data)	2020	2019	Change
Revenues:
Products and licensing	$10,326	$8,192	26%
Technology development	6,815	6,641	3%
Total revenues	17,141	14,833	16%

Gross profit	8,364	6,768	24%
Gross margin	48.8%	45.6%

Operating expense	7,974	7,665	4%
Operating income/(loss)	390	(897)	143%

Other (expense)/income and income taxes	(70)	2,023

Net income from continuing operations	$320	$1,126	(72)%

Loss from discontinued operations, net of income tax of $464	(1,436)	—

Net (loss)/income	(1,116)	1,126	(199)%
Diluted weighted average shares outstanding	32,549,487	33,479,935

Net income per share from continuing operations (diluted)	$0.01	$0.03	(67)%

Adjusted EBITDA	$1,580	$959	65%
A reconciliation of Adjusted EBITDA to net income can be found in the schedules included in this release.

Products and licensing revenue for the three months ended March 31, 2020 increased compared to the prior year period, due to the inclusion of the incremental revenues associated with the acquired operations of GP, as well as increased revenues associated with Luna’s communications test products and other legacy products. Technology development revenues increased in Q1 2020, compared to the prior-year period, due to growth in various government research programs.

Operating income improved to $0.4 million in Q1 2020 from an operating loss of $(0.9) million in Q1 2019. The increase in operating income was due to increased revenue and gross profit as well as improved operating expense leverage. Operating expenses increased by $0.3 million in Q1 2020 from Q1 2019 due primarily to additional expenses associated with the acquired operations of GP. Income/(loss) from continuing operations before income taxes increased to $0.5 million for the three months ended March 31, 2020, compared to $(0.7) million for the three months ended March 31, 2019, driven primarily by revenue performance and operating expense leverage.

Net income from continuing operations was $0.3 million, or $0.01 per fully diluted share, for the three months ended March 31, 2020, compared to $1.1 million, or $0.03 per fully diluted share, for the three months ended March 31, 2019 which included a $1.9 million income tax benefit related to a reduction in deferred tax asset valuation allowances due to the GP acquisition. Net (loss)/income attributable to common stockholders for the three months ended March 31, 2020, was $(1.1) million, or $(0.03) per fully diluted share, compared to $1.0 million, or $0.03 per fully diluted share, for the three months ended March 31, 2019. The decrease in net income attributable to common stockholders is primarily due to a $1.9 million income tax benefit related to a reduction in deferred tax asset valuation allowances due to the GP acquisition that was recorded in Q1 2019, a $1.4 million loss from discontinued operations (resulting from the resolution of a $2.5 million indemnification claim related to the August 2017 sale of Luna's high-speed optical receivers (HSOR) business) that was recorded in Q1 2020 and the increase in our operating income/(loss) in Q1 2020 versus Q1 2019. The resolution of the HSOR claim resulted in Luna receiving $0.6 million from escrow and the buyer receiving $1.9 million. The resulting loss of $1.4 million has been reflected in loss from discontinued operations, net of tax benefit of $0.5 million.

Adjusted EBITDA was $1.6 million for the three months ended March 31, 2020, compared to $1.0 million for the three months ended March 31, 2019. The increase was driven by revenue growth from both Luna’s legacy business, the GP acquisition, and operating expense leverage.

2020 Full-Year Outlook
Luna recognizes that the COVID-19 pandemic has created evolving and significant macroeconomic uncertainty. Discussions with business leaders and a bottoms-up analysis have determined that our original guidance from March 5, 2020 is still valid. Therefore, it is maintaining the fiscal 2020 outlook originally provided on March 5, although believes financial performance will trend towards the lower end of the ranges:

•	Total revenues of $81M to $84M

•	Adjusted EBITDA of $10M to $12M
In terms of seasonality, Luna anticipates that revenues will continue to be weighted to the second half, with the percentage split in the first half of 2020 being slightly below historical trends. In recent years, Luna has recorded approximately 44% to 46% of its revenue in the first half of the year.

COVID-19 Update
On April 14, 2020, Luna provided a COVID-19 related business update, including outlining the initiatives the Company has implemented to ensure the safety and well-being of its workforce. The elements contained in that release remain current as of today.

Luna has a strong cash position and adequate access to capital. Cash and cash equivalents were $26.3 million as of the first-quarter 2020, and Luna continues to have access to its $10 million revolving credit facility. To date, Luna has not implemented furloughs nor reduced employee hours or compensation and does not currently anticipate doing so.

From an operational perspective, the Company provided the following update as of May 7, 2020:

•	Lightweighting and 5G trends continue to be strong, and Luna does not anticipate those to change. The company continues to believe it is in a strong position to take advantage of those trends.

•	Luna’s operations are essential and continue to operate at normal capacity with necessary COVID-19 precautions.

•
Luna has experienced minor effects on its supply chain across its businesses and has been able to manage through these issues. All major component manufacturers are operating and fulfilling Luna’s purchase orders. In cases where there were delays, Luna has been able to rely on its inventory of components to continue production of its products. Luna continues to monitor its supply chain and remediate any issues as they arise. At this time, Luna believes it will be able to procure components necessary to meets it sales needs.

•
An important part of Luna’s sales effort has been done historically through a series of tradeshows and conferences, none of which are currently taking place. Luna has shifted to a robust online presence, hosting and planning to host a total of six webinars to educate existing and potential customers about its key products. While tradeshows have always been successful in filling the sales pipeline, these webinars have improved engagement between Luna's salesforce and its customers allowing Luna to curate a specific message over a longer and more dedicated period of customer “face time.”

•
Realizing the complexity of the pandemic and potential long-term implications on its businesses, Luna is committed to being as transparent as possible, to keep its various stakeholders apprised, publicly, of significant operational and financial shifts as necessary.

Non-GAAP Financial Measures
In evaluating the operating performance of its business, Luna’s management considers Adjusted EBITDA, which excludes certain charges and credits that are required by GAAP. Adjusted EBITDA provides useful information to both management and investors by excluding the effect of certain non-cash expenses and items that Luna believes may not be indicative of its operating performance, because either they are unusual and Luna does not expect them to recur in the ordinary course of its business, or they are unrelated to the ongoing operation of the business in the ordinary course. Adjusted EBITDA should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results. Adjusted EBITDA has been reconciled to the nearest GAAP measure in the table following the financial statements attached to this press release.

Conference Call Information
As previously announced, Luna will conduct an investor conference call at 5:00 pm (ET) today to discuss its financial results for the three months ended March 31, 2020. The investor conference call will be available via live webcast on the Luna website at www.lunainc.com under the tab “Investor Relations.” To participate by telephone, the domestic dial-in number is 844.578.9643 and the international dial-in number is 270.823.1522. The participant access code is 5876266. Investors are advised to dial in at least five minutes prior to the call to register. The webcast will be archived on the company’s website under “Webcasts and Presentations” for 30 days following the conference call.

About Luna
Luna Innovations Incorporated (www.lunainc.com) is a leader in optical technology, providing unique capabilities in high-performance, fiber optic-based, test products for the telecommunications industry and distributed fiber optic-based sensing for the aerospace and automotive industries. Luna is organized into two business segments, which work closely together to turn ideas into products: a Products and Licensing segment and a Technology Development segment. Luna’s business model is designed to accelerate the process of bringing new and innovative technologies to market.

Forward-Looking Statements
The statements in this release that are not historical facts constitute “forward-looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. These statements include Luna's expectations regarding its projected 2020 financial results and outlook, the strength and improvement in capital structure and the solidity of its balance sheet and cash flows, the potential impacts of the COVID-19 pandemic on its business, operations and financial results, and growth potential. Management cautions the reader that these forward-looking statements are only predictions and are subject to a number of both known and unknown risks and uncertainties, and actual results, performance, and/or achievements of Luna may differ materially from the future results, performance, and/or achievements expressed or implied by these forward-looking statements as a result of a number of factors. These factors include, without limitation, failure of demand for Luna's products and services to meet expectations, failure of target market to grow and expand, technological and strategic challenges, uncertainties related to the ultimate impact of the COVID-19 pandemic and those risks and uncertainties set forth in Luna’s Form 10-Q for the three months ended March 31, 2020, and Luna's other periodic reports and filings with the Securities and Exchange Commission ("SEC"). Such filings are available on the SEC’s website at www.sec.gov and on Luna’s website at www.lunainc.com. The statements made in this release are based on information available to Luna as of the date of this release and Luna undertakes no obligation to update any of the forward-looking statements after the date of this release.

Investor Contacts:
Jane Bomba                        Sally J. Curley
Phone: 303-829-1211                    614-530-3002
Email: IR@lunainc.com                    IR@lunainc.com

Luna Innovations Incorporated
Consolidated Statements of Operations (Unaudited)
(in thousands, except share and per share data)

	Three Months Ended March 31,
	2020	2019

Revenues:
Products and licensing	$10,326	$8,192
Technology development	6,815	6,641
Total revenues	17,141	14,833
Cost of revenues:
Products and licensing	3,862	3,249
Technology development	4,915	4,816
Total cost of revenues	8,777	8,065
Gross profit	8,364	6,768
Operating expense:
Selling, general and administrative	6,377	6,207
Research, development and engineering	1,597	1,458
Total operating expense	7,974	7,665
Operating income/(loss)	390	(897)
Other income/(expense):
Investment income	59	171
Other income/(expense)	9	(2)
Interest expense	—	(11)
Total other income	68	158
Income/(loss) from continuing operations before income taxes	458	(739)
Income tax expense/(benefit)	138	(1,865)
Net income from continuing operations	320	1,126
Loss from discontinued operations, net of income tax of $464	(1,436)	—
Net (loss)/income	(1,116)	1,126
Preferred stock dividend	—	83
Net (loss)/income attributable to common stockholders	$(1,116)	$1,043
Net income per share from continuing operations:
Basic	$0.01	$0.04
Diluted	$0.01	$0.03
Net income per share from discontinued operations:
Basic	$(0.05)	$0.00
Diluted	$(0.04)	$0.00
Net (loss)/income per share attributable to common stockholders:
Basic	$(0.04)	$0.04
Diluted	$(0.03)	$0.03
Weighted average shares:
Basic	30,380,345	28,039,080
Diluted	32,549,487	33,479,935

Luna Innovations Incorporated
Consolidated Balance Sheets
 (in thousands, except share data)

	March 31, 2020	December 31, 2019
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$26,324	$25,006
Accounts receivable, net	15,519	16,269
Receivable from sale of HSOR business	—	2,501
Contract assets	2,612	2,759
Inventory	11,191	10,294
Prepaid expenses and other current assets	1,575	1,287
Total current assets	57,221	58,116
Long-term contract assets	486	449
Property and equipment, net	3,306	3,466
Intangible assets, net	9,853	10,194
Goodwill	10,542	10,542
Other assets	2,009	2,341
Deferred tax asset	1,542	1,416
Total assets	$84,959	$86,524
Liabilities and stockholders’ equity
Liabilities:
Current liabilities:
Accounts payable	2,490	2,787
Accrued liabilities	9,243	10,369
Contract liabilities	3,569	3,888
Total current liabilities	15,302	17,044
Other long-term liabilities	1,880	2,011
Total liabilities	17,182	19,055
Commitments and contingencies (Note 13)
Stockholders’ equity:
Common stock, par value $0.001, 100,000,000 shares authorized, 32,126,368 and 31,788,896 shares issued, 30,486,577 and 30,149,105 shares outstanding at March 31, 2020 and December 31, 2019, respectively	32	32
Treasury stock at cost, 1,639,791 shares at March 31, 2020 and December 31, 2019	(4,337)	(4,337)
Additional paid-in capital	89,446	88,022
Accumulated deficit	(17,364)	(16,248)
Total stockholders’ equity	67,777	67,469
Total liabilities and stockholders’ equity	$84,959	$86,524

Luna Innovations Incorporated
Consolidated Statements of Cash Flows (Unaudited)
 (in thousands)

	Three Months Ended March 31,
	2020	2019

Cash flows (used in)/provided by operating activities
Net (loss)/income	$(1,116)	$1,126
Adjustments to reconcile net (loss)/income to net cash (used in)/provided by operating activities
Depreciation and amortization	679	617
Share-based compensation	226	343
Bad debt expense	14	—
Loss from discontinued operations, net of tax	1,436	—
Tax benefit from release of valuation allowance	—	(1,889)
Deferred taxes	(127)	—
Change in assets and liabilities
Accounts receivable	737	1,053
Contract assets	111	(429)
Inventory	(897)	(528)
Other current assets	(287)	(41)
Accounts payable and accrued expenses	(760)	1,196
Contract liabilities	(318)	149
Net cash (used in)/provided by operating activities	(302)	1,597
Cash flows provided by/(used in) investing activities
Acquisition of property and equipment	(74)	(215)
Intangible property costs	(91)	(61)
Acquisition of General Photonics Corporation	—	(19,004)
Proceeds from sale of discontinued operations	600	—
Net cash provided by/(used in) investing activities	435	(19,280)
Cash flows provided by/(used in) financing activities
Payments on finance lease obligations	(13)	(7)
Payments of debt obligations	—	(375)
Proceeds from the exercise of options and warrants	1,198	185
Net cash provided by/(used in) financing activities	1,185	(197)
Net increase/(decrease) in cash and cash equivalents	1,318	(17,880)
Cash and cash equivalents-beginning of period	25,006	42,460
Cash and cash equivalents-end of period	$26,324	$24,580

Luna Innovations Incorporated
Reconciliation of Net Income to EBITDA and Adjusted EBITDA (Unaudited)
 (in thousands)

	Three Months Ended March 31,
	2020	2019

Net income	$(1,116)	$1,126
Loss from discontinued operations, net of tax	1,436	—
Net income from continuing operations	320	1,126
Interest expense	—	11
Investment income	(59)	(171)
Tax expense/(benefit)	138	(1,865)
Depreciation and amortization	679	513
EBITDA	1,078	(386)
Share-based compensation	502	343
Non-recurring charges (1)	—	898
Amortization of inventory step-up	—	104
Adjusted EBITDA	$1,580	$959

(1) Non-recurring charges consist of transaction-related expenses incurred during the three months ended March 31, 2019, related to the acquisition of General Photonics.
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